Exhibit 9

LAW DEPARTMENT

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

1300 SOUTH CLINTON STREET

FORT WAYNE, INDIANA 46802

MARY JO ARDINGTON

ASSOCIATE GENERAL COUNSEL

Phone: 260-455-3917

MaryJo. Ardington@LFG.com

December 28, 2016

VIA EDGAR

Lincoln Life & Annuity Company of New York

200 Madison Street, 18th Floor

Syracuse, NY 13202

Re:                             Lincoln New York Account N for Variable Annuities

Lincoln Core IncomeSM Variable Annuity

(File Nos. 811-09763; 333-214256)

Ladies and Gentlemen:

I have made such examination of law and have examined such records and documents as I have deemed necessary to render the opinion expressed below.

I am of the opinion that upon acceptance by Lincoln New York Account N for Variable Annuities (the “Account”), a segregated account of Lincoln Life & Annuity Company of New York (“Lincoln New York”), of contributions from a person pursuant to an annuity contract issued in accordance with the prospectus contained in the registration statement on Form N-4, and upon compliance with applicable law, such person will have a legally issued interest in his or her individual account with the Account, and the securities issued will represent binding obligations of Lincoln New York.

I consent to the filing of this Opinion as an exhibit to the Account’s Pre-Effective Amendment to the Registration Statement on Form N-4.

Sincerely,

Mary Jo Ardington